EXHIBIT 99.1

Platform Specialty Products Corporation Announces Pricing of a $350 Million Public Offering of Common Stock

MIAMI, Nov. 12, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform") today announced the pricing of an underwritten public offering of 14,300,000 shares of its common stock at a public offering price of $24.50 per share. The gross proceeds to Platform from this offering are expected to be approximately $350 million, before deducting underwriting discounts and commissions and offering expenses payable by Platform. Platform has granted to the underwriters a 30-day option to purchase an additional 2,145,000 shares of its common stock to cover over-allotments, if any. All of the shares of common stock to be sold in the offering are to be sold by Platform. The offering is expected to close on or about November 17, 2014, subject to customary closing conditions.

Platform intends to use the net proceeds from the offering to fund a portion of the acquisition consideration and related fees and expenses of the previously-announced acquisition by Platform of Arysta LifeScience Limited, with any remaining net proceeds for general corporate purposes. In the event the Arysta acquisition is not completed, Platform intends to use the net proceeds of this offering for working capital and other general corporate purposes, which may include the funding of other acquisitions.

Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Nomura Securities International, Inc. and UBS Securities LLC are acting as joint book-running managers for the offering and BTIG, LLC, CJS Securities, Inc., CRT Capital Group LLC, Macquarie Capital (USA) Inc. and Wells Fargo Securities, LLC are acting as co-managers for the offering.

A registration statement on Form S-1 relating to the shares of common stock offered in the public offering described above was declared effective by the SEC on November 10, 2014. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained on the SEC's website at www.sec.gov. A final prospectus related to the offering will be filed with the SEC. When available, copies of the final prospectus relating to the shares of common stock being offered may also be obtained by contacting Barclays Capital Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; or by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847 or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department at One Madison Avenue, New York, NY 10010; or by email at newyork.prospectus@creditsuisse.com; or by telephone at (800) 221-1037.

About Platform

Platform is a global producer of high-technology specialty chemicals and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes are sold into multiple industries including agricultural, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling. More on Platform is available at www.platformspecialtyproducts.com.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding Platform's planned offering of shares of its common stock, the anticipated use of proceeds and Platform's ability to close the acquisition of Arysta LifeScience Limited. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, Platform's and the underwriters' ability to satisfy the conditions required to close the offering and Platform's perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. Investors should refer to the risk factors set forth in the registration statement filed by Platform with the Securities and Exchange Commission on November 3, 2014, as amended, and in the registration statement and periodic reports and other documents filed by Platform with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014.

CONTACT: Source/Investor Relations Contact:

         Frank J. Monteiro
         Platform Specialty Products Corporation- CFO
         +1-203-575-5850

         Media Contacts:

         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368